Exhibit F-2


             [Letterhead of Entergy Services, Inc.]



                                   November 21, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     Referring to the Application-Declaration on Form U-1, as amended (File No. 70-9751) (hereinafter called the "Application-Declaration"), filed with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), by Entergy Gulf States, Inc., a Texas corporation ("Company"), which is a wholly-owned subsidiary of Entergy Corporation ("Entergy"), a registered holding company under the Act, contemplating, from time to time through December 31, 2005, among other things, (A) to issue and sell one or more new series of the Company's first mortgage bonds ("Bonds") under the Company's Indenture of Mortgage, dated September 1, 1926 (the "Mortgage"), including one or more supplemental indentures thereto under which the Bonds are to be issued, and/or one or more new sub-series of the Medium Term Note Series of its Bonds ("MTNs") and/or the purchasing of insurance as collateral security for such Bonds and/or MTNs, and/or (B) to issue and sell one or more series of the Company's debentures ("Debentures") under a Debenture Indenture or a Subordinated Debenture Indenture and/or the purchasing of insurance as collateral security for such Debentures, and/or (C) to issue and sell (i) through one or more special purpose subsidiaries of the Company, one or more new series of preferred securities of such subsidiary having a stated per share liquidation preference ("Entity Interests") and/or (ii) one or more new series of the Company's Preferred Stock, Cumulative, $100 Par Value and/or Preferred Stock, Cumulative, without par value ("Preferred") and/or (iii) one or more series of the Company's Preference Stock, Cumulative, without par value ("Preference"), and/or (D) to enter into arrangements for the issuance and sale of tax-exempt bonds ("Tax-Exempt Bonds") in one or more series for the financing of certain pollution control facilities, including but not limited to sewage and/or solid waste disposal facilities that have not heretofore been the subject of such financing, or for the refinancing of outstanding Tax-Exempt Bonds issued for that purpose, including the possible issuance and pledge of one or more new series of Bonds and/or MTNs ("Collateral Bonds"), and/or the purchasing of letters of credit and/or insurance, as collateral security for such Tax-Exempt Bonds (the financings contemplated in (A) through (D) above in an aggregate principal amount up to $2.2 billion, which number does not include the Collateral Bonds), all as more fully described in said Application-Declaration, I advise as follows:

     1. The Company is a corporation validly organized and existing under the laws of the State of Texas.

     2. All actions necessary to make valid the participation by the Company in the proposed transactions described in (A) through (D) above will have been taken when:
          (a) the Application-Declaration shall have been granted and permitted to become effective in accordance with the applicable provisions of the Act;

         (b) appropriate final actions shall have been taken by the Board of Directors and/or, when authorized, by an authorized officer of the Company with respect to the proposed transactions;

         (c) each of the agreements referred to in the Application-Declaration or otherwise related to said proposed transactions shall have been duly executed and delivered by each of the parties thereto; and

         (d) the Bonds, the MTNs, the Debentures, the Entity Interests, the Preferred Stock, the Preference Stock and/or the Tax-Exempt Bonds (including, if applicable, the Collateral Bonds) shall have been appropriately issued and delivered in accordance with applicable authorizations and agreements for the consideration contemplated and which is valid and properly fixed consideration therefor under applicable law.

     3. When the foregoing steps shall have been taken and in the event said proposed transactions are otherwise consummated (i) in accordance with the Application-Declaration and the related order or orders of the Commission, (ii) within the limits and in accordance with the applicable provisions, authorizations, covenants and restrictions specified in the Mortgage, as supplemented and amended and as proposed to be further supplemented and amended, the Company's Restated Articles of Incorporation, as amended and as proposed to be further amended, and other indentures, covenants and agreements which are applicable which now exist or are hereafter entered into, and
          (iii) in accordance with appropriate resolutions of the Board of Directors and/or certificates of the authorized officer(s) of the
          Company:

          (a) all state laws that relate or are applicable to the participation by the Company in the proposed transactions (other than so-called "blue-sky" laws or similar laws, upon which I do not pass herein) will have been complied with;

          (b) the Bonds, the MTNs, the Debentures, the Entity Subordinated Debentures and/or the Collateral Bonds will be valid and binding obligations of the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law);

          (c) the Preferred Stock and/or the Preference Stock will be validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Company's Restated Articles of Incorporation, as amended, and as they are proposed to be further amended; and

          (d) the consummation of the proposed transactions by the Company will not violate the legal rights of the holders of any securities issued by the Company.

      I am a member of the Louisiana Bar and, for purposes of this opinion, do not hold myself out as an expert on the law of any other state. This opinion is limited to the laws of the states of Louisiana, Texas and New York and federal laws of the United States of America. In giving this opinion, I have relied, as to all matters governed by the laws of the state of Texas, upon an opinion of even date herewith addressed to you by Orgain, Bell & Tucker, L.L.P., Beaumont, Texas, and, as to all matters governed by the laws of the state of New York, upon an opinion of even date herewith addressed to you by Thelen Reid & Priest LLP, each of which is to be filed as an exhibit to the Application-Declaration.

     I hereby consent to the use of this opinion as an exhibit to the Application-Declaration.

                                   Very truly yours,



                                   Denise C. Redmann
                                   Entergy Services, Inc.
                                   Senior Counsel -
                                   Corporate and Securities